Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Quotient Limited for the registration of Ordinary Shares, Preference Shares, Debt Securities, Rights to Purchase Ordinary Shares, Rights to Purchase Preference Shares, Warrants to Purchase Ordinary Shares, Warrants to Purchase Preference Shares and Warrants to Purchase Debt Securities and to the incorporation by reference therein of our report dated June 1, 2015, with respect to the consolidated financial statements of Quotient Limited, included in its Annual Report (Form 10-K) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Belfast, United Kingdom

July 31, 2015